EXHIBIT 99.1

Contact:	E. Lynn Hill
Chief Accounting Officer
(832) 239-6185 or (800) 934-6083

Plains Resources Announces Receipt of Vote Approving Merger with Vulcan Energy Corporation

HOUSTON, July 22, 2004 — Plains Resources Inc. (NYSE: PLX — News) announced that its stockholders approved its proposed merger with a subsidiary of Vulcan Energy Corporation at the special meeting of Plains Resources’ stockholders held earlier today. Plains Resources and Vulcan expect to close the merger on Friday, July 23, 2004. In the merger, Plains Resources’ stockholders will receive $17.25 in cash for each share of Plains Resources’ common stock they own. Plains Resources’ Chairman James C. Flores and its CEO John T. Raymond are participating with the affiliate of Vulcan Capital in the transaction.

About Plains Resources

Plains Resources is an independent energy company engaged in the acquisition, development and exploitation of crude oil and natural gas. Through its ownership in Plains All American Pipeline, L.P., Plains Resources has interests in the midstream activities of marketing, gathering, transportation, terminalling and storage of crude oil. Plains Resources is headquartered in Houston, Texas.

Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements that involve certain risks and uncertainties, including the risk that Plains Resources may be unable to successfully complete the proposed merger. Factors that may cause actual results to differ from those contained in the forward-looking statements include the failure of Plains Resources’ stockholders to approve the merger at the special meeting or the failure of any party to the merger agreement to satisfy a condition for the closing of the merger on or prior to August 31, 2004. Other risks and uncertainties that could affect the ability of Plains Resources to complete the merger include, among other things, economic conditions, oil and gas price volatility, uncertainties inherent in the exploration for and development and production of oil and has in estimating reserves, regulatory changes, risks, uncertainties and other factors that could have an impact on Plains All American Pipeline, L.P. (“PAA”), which could in turn impact the value of the company’s holdings in PAA, and other factors discussed in Plains Resources’ filings with the SEC.

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